Exhibit 10.16

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

COLLABORATION AND LICENSE AGREEMENT

This Collaboration and License Agreement (the “Agreement”) is made and entered into effective as of December 9, 2014 (the “Effective Date”), by and between

Calithera Biosciences, Inc., a Delaware Corporation located at 343 Oyster Point Boulevard, Suite 200, South San Francisco, CA 94080 (“Calithera”),

and

Mars, Inc., a Delaware corporation, by and through its Mars Symbioscience division, having a place of business at 20425 Seneca Meadows Parkway, Germantown, Maryland 20876 (“Symbioscience”).

Symbioscience and Calithera each may be referred to herein individually as a “Party,” or collectively as the “Parties.”

Recitals

A. Symbioscience controls certain patents and other intellectual property pertaining to Arginase Inhibitors and their use, including for pharmaceutical applications in human healthcare.

B. Symbioscience and Calithera desire to enter into a collaboration whereby Calithera will develop, manufacture and commercialize Arginase Inhibitors.

C. Calithera desires to obtain an exclusive license under Symbioscience’s intellectual property rights for the purpose of developing, manufacturing and commercializing pharmaceutical products containing Arginase Inhibitors, and Symbioscience desires to grant Calithera such a license on the terms and conditions set forth in this Agreement.

In consideration of the foregoing premises, the mutual promises and covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Symbioscience and Calithera hereby agree as follows:

Agreement

1.	Definitions

When used in this Agreement, the following capitalized terms will have the meanings as defined below.  Unless the context indicates otherwise, the singular will include the plural and the plural will include the singular.

1.1 “Affiliate” means, with respect to a Party, any corporation, firm, partnership or other entity that directly or indirectly controls or is controlled by or is under common control with such Party, but only for so long as such control exists.  As used in this definition, “control” means (with correlative meanings for the terms “controlled by” and “under common control with”) that the applicable entity has the actual ability to direct and manage the business affairs of the Party, whether through ownership, directly or indirectly, of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors of the Party, in the case of a corporation, or more than fifty percent (50%) of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or by contract or any other arrangement whereby such entity controls or has the right to control the business affairs of the Party.

1.2 “Arginase Inhibitor” means a small molecule that inhibits the activity of the enzyme arginase I, arginase II, or both.

1.

1.3 “Commercialization” means all activities relating to the manufacture, marketing, obtaining pricing and reimbursement approvals, promotion, advertising, importing, selling, distribution and customer support of a Licensed Product in a country.  The term “Commercialize” has a correlative meaning.

1.4 “Commercially Reasonable Efforts” means, with respect to tasks and obligations to be conducted by a Party under this Agreement with respect to Developing or Commercializing a Licensed Product, the carrying out of such activities using good faith efforts equivalent to those efforts and resources that a similarly situated pharmaceutical development company would reasonably devote to Developing or Commercializing a therapeutic product that has a similar market potential, is at a similar stage in product life, and is in a similar therapeutic area, and taking into account all applicable market, business and legal factors such as the competitiveness of the market (including alternative products), the proprietary and intellectual property position of the product, the likelihood of regulatory approval, including considerations of safety and efficacy, given the regulatory authority and structure involved, the potential profitability of and market size for the product and other similar factors.

1.5 “Controlled” means, with respect to any Know-How, Patent, or other intellectual property right, that the applicable Party owns or has a license under such Know-How, Patent, or other intellectual property right and has the ability to assign to the other Party, or grant to the other Party a license, sublicense or other right to or under, such Know-How, Patent or right as provided for herein without violating the terms of any agreement or other arrangements with any Third Party.

1.6 “Development” means non-clinical and clinical drug discovery, research and/or development activities reasonably related to or leading to the development and submission of information to a Regulatory Authority, including compound screening, medicinal chemistry, chemical synthesis, toxicology, pharmacology and other discovery and pre‑clinical efforts, test method development and stability testing, manufacturing process development, formulation development, delivery system development, quality assurance and quality control development, manufacturing, statistical analysis, and clinical studies.  When used as a verb, “Develop” means to engage in Development.

1.7 “FDA” means the United States Food and Drug Administration, or any successor agency thereto.

1.8 “Field” means any use in human healthcare, including any therapeutic, prophylactic, preventative or diagnostic uses.

1.9 “First Commercial Sale” means, with respect to a given Licensed Product in a particular country, the first sale to a Third Party of such Licensed Product in the country, after obtaining all required Marketing Approvals in such country.  “First Commercial Sale” shall not include the supply of any Licensed Product for use in clinical trials or for compassionate use.

1.10 “GLP Tox” means a long-term safety study in the appropriate animal species (usually one rodent and one mammal) under the Good Laboratory Practices guidelines as described in 21 CFR Part 58 which design and results are suitable to support a filing of an IND.

1.11 “IND” means an Investigational New Drug application filed with the FDA and sufficient to satisfy the requirements of 21 CFR 312.20.

1.12 “Indication” means the first NDA approval, and each subsequently approved NDA, for a new Indication and Usage as described in the Code of Federal Regulations (CFR) labeling requirements in 21 CFR Part 201 – Labeling that is substantiated with at least one pivotal clinical study not previously submitted to the FDA within an NDA submission.

1.13 “Know-How” means any non-public, documented or otherwise recorded or memorialized knowledge, experience, know-how, technology, technical information, results, trade secrets, data and all other information, including formulas and formulations, processes, techniques, unpatented inventions, discoveries, ideas, and developments, test procedures, and results, together with all documents and files embodying the foregoing, and including relevant proprietary materials.

1.14 “Licensed Compound” means any Arginase Inhibitor that:  (i) [*] in such country (a “Tier 1 Compound”, in such country), or (ii) [*] and [*] that is [*], and that is not included in (i) above (a “Tier 2 Compound”).

2.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.15 “Licensed Know-How” means any Know-How that is necessary or reasonably needed for the research, Development, manufacture or Commercialization of Arginase Inhibitors in the Field and is Controlled by Symbioscience as of the Effective Date or during the Term of the Agreement.

1.16 “Licensed Patent” means: (a) any of the Patents of Symbioscience as of the Effective Date listed in Exhibit A, and including all other Patents issuing or arising from such Patents (and all foreign equivalents of any of the foregoing); and (b) any Patents Controlled by Symbioscience during the Term that [*].

1.17 “Licensed Product” means any pharmaceutical preparation in final form containing a Licensed Compound as an active ingredient, either alone or in combination with one or more other active ingredients.   A “Tier 1 Product” means a Licensed Product sold in a country where the Licensed Compound in such Licensed Product is a Tier 1 Compound (i.e., such compound [*] in such country); a “Tier 2 Product” means a Licensed Product sold in a country where the Licensed Compound in such Licensed Product is a Tier 2 Compound (i.e., such compound meets the criteria in subsection 1.14(ii) and is [*] in such country).   For the avoidance of doubt, Licensed Product shall not mean foods or dietary supplements.

1.18 “Licensed Technology” means the Licensed Patents and the Licensed Know-How.

1.19 “Major European Market” means any of the following countries: France, Germany, Italy, Spain and the United Kingdom.

1.20 “Major Market Country” means the United States of America, or any country in the Major European Market.

1.21 “Marketing Approvals” means, with respect to a Licensed Product, the approvals, registrations, licenses and permits of any Regulatory Authority in a country, including pricing and/or reimbursement approvals, that are necessary to be obtained in order to market and sell commercially such Licensed Product in that country.

1.22 “NDA” means any filing for Marketing Approval of a Licensed Product, including without limitation any new drug application filed with the United States Food and Drug Administration (as more fully defined in 21 C.F.R. 314.5 et seq.) and/or any Marketing Authorization Application filed with the European Medicines Agency, or any foreign equivalent.

1.23 “Net Sales” shall mean the amount invoiced by Calithera, its Affiliates or Sublicensees for commercial sales of a Licensed Product to Third Party purchasers less the following deductions, to the extent applicable to such sales of the Licensed Product, for:

(i) normal and customary charges for packaging, transportation, freight and insurance actually incurred, and not charged to the purchaser separately, for the shipping and delivery of the Licensed Product;

(ii) sales, value added and excise taxes or customs duties or any other governmental charges imposed upon the sale of the Licensed Product and paid by the selling party, other than franchise tax or income tax of any kind;

(iii) arm’s-length fees paid to Third Party consignees or agents in connection with the sale of the Licensed Product;

(iv) reasonable and customary rebates, quantity discounts, charge-backs, allowances and premiums granted or allowed in connection with the sale of the Licensed Product;

(v) credits or allowances given or made for rejection of or return of, and for uncollectible amounts on, previously sold Licensed Products or for retroactive price reductions;

(vi) credits and allowances to customers on account of governmental or managed care requirements on the Licensed Product;

(vii) bad debts actually written off in connection with such Licensed Products, [*] for Licensed Product sales in the applicable royalty period; and

3.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(viii) costs of customer programs, such as cost effectiveness or patient assistance studies or programs, designed to aid in patient compliance with medication schedules in connection with the sales of a Licensed Product.

Net Sales shall be determined in accordance with GAAP or IFRS, as applicable.  For the purpose of calculating Net Sales, the Parties recognize that (a) Calithera's (and its Affiliate’s and Sublicensee’s) customers may include persons in the chain of commerce who enter into agreements with the selling party as to price even though title to the Licensed Product does not pass directly from the selling party to such customers and even though payment for purchase of such Licensed Product is not made directly by such customers,  and (b) in such cases, charge-backs paid by Calithera to or through such a Third Party (such as a wholesaler) can be deducted by Calithera (or its Affiliate or Sublicensee, as applicable) from gross revenue in order to calculate Net Sales.  Any deductions listed above which involve a payment by Calithera (or its Affiliate or Sublicensee) shall be taken as a deduction against aggregate sales for the period in which the payment or deduction is made.  Sales of Licensed Products solely for research or clinical testing purposes shall be excluded from the computation of Net Sales.

In the event that Licensed Products are sold in a package with other products, any discount applied to the Licensed Products to determine Net Sales shall be no greater than the average discount of the entire package.

In the event a Licensed Product is sold in the form of a combination product containing one or more active ingredients in addition to a Licensed Compound, Net Sales for such combination product (for purposes of calculating royalties and any sales milestone payments based on such sales), on a country-by-country basis, will be adjusted by multiplying actual Net Sales of such combination product (as determined above) by the fraction A / (A + B) where A is the invoice price of the Licensed Compound in such Licensed Product, if sold separately as a Licensed Product without other active ingredients, and B is the invoice price of the other active ingredient or ingredients in the combination product, if sold separately. If, on a country-by-country basis, the other active ingredient or ingredients in the combination are not sold separately in that country, Net Sales shall be calculated by multiplying actual Net Sales of such combination product by the fraction A / C where A is the amount as determined above, and C is the invoice price of the combination product as sold.  If, on a country-by-country basis, the other active ingredient or ingredients in the combination are sold separately in that country, but the Licensed Compound(s) is/are not sold separately as a Licensed Product, Net Sales shall be calculated by multiplying actual Net Sales of such combination product by the fraction (C-B)/C where B and C are calculated as provided above.  If, on a country-by-country basis, neither the Licensed Product nor the other active component or components of the combination product is sold separately in said country, and thus A and B above cannot be determined with respect to such sale in such country, the fraction, to be applied to determine adjusted Net Sales for such combination product, shall be the fraction reflecting the relative fair market value contribution of the Licensed Compound in such combination product to the total market value of such combination product, as determined by the Parties reasonably and in good faith prior to the first commercial sale of the relevant combination product.  In the event that the Parties are unable to agree on the relative fair market values, the Parties shall agree upon an internationally recognized, independent pharmaceutical executive with significant experience in pharmaceutical pricing and valuation, who shall be engaged by the Parties to make such determination and whose determination shall be final and binding on the Parties (with the Parties sharing the costs of such engagement).

1.24 “Patents” means (a) all patents and patent applications in any country or supranational jurisdiction, and (b) any substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like, and any provisional applications, of any such patents or patent applications, and all foreign equivalents of any of the foregoing.

1.25 “Phase I Clinical Trial” shall mean a human clinical trial of a Licensed Product that would satisfy the requirements of 21 CFR 312.21(a).

1.26 “Phase II Clinical Trial” shall mean a human clinical trial of a Licensed Product that would satisfy the requirements of 21 CFR 312.21(b).

1.27 “Phase III Clinical Trial” means a clinical study in humans of the efficacy and safety of a Licensed Product that is prospectively designed to demonstrate with statistical significance that such product is effective and safe for use in a particular Indication in a manner sufficient to file for Marketing Approval of such product and would satisfy the requirements of 21 CFR 312.21(c).

4.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.28 “Regulatory Authority” means any federal, state or local regulatory agency, department, bureau or other government entity, including the FDA, which has responsibility for granting any licenses or approvals or granting pricing and/or reimbursement approvals necessary for the marketing and sale of a Licensed Product in any country.

1.29 “Sublicense Agreement” means any agreement entered into in accordance with Section 2.3 under which Calithera grants a Third Party a sublicense, option or other right relating to any Licensed Technology allowing such Third Party to Develop and Commercialize one or more Licensed Products.

1.30 “Sublicensee” means any Third Party that has entered into a Sublicense Agreement.

1.31 “Term” has the meaning assigned to it in Section 10.1.

1.32 “Territory” means all countries of the world.

1.33 “Third Party” means any party other than Symbioscience, Calithera, or their respective Affiliates.

1.34 “Tier 1 Product” means a Licensed Product that contains a Tier 1 Compound as an active pharmaceutical ingredient.

1.35 “Tier 2 Product” means a Licensed Product that does not contain a Tier 1 Compound as an active pharmaceutical ingredient (but contains (for clarity) a Tier 2 Compound as an active pharmaceutical ingredient).

1.36 “Valid Claim” means (a) any pending claim in any pending patent application within the Licensed Patents that has not been abandoned, disclaimed or finally rejected with no further possibility of appeal, or (b) any claim of any issued and unexpired patent within the Licensed Patents that has not been disclaimed or abandoned held invalid or unenforceable by judgment or decree entered in any judicial proceeding that is not further appealable.

2.	Licenses

2.1 License Grant.  Subject to the terms and conditions of this Agreement, Symbioscience hereby grants to Calithera the exclusive, worldwide, royalty-bearing license, with rights to grant sublicenses through multiple tiers in accordance with in Section 2.3, under the Licensed Technology to research, have researched, Develop, have Developed, make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, promote, have promoted, export, have exported, import and have imported Licensed Products in the Field in the Territory.

2.2 Reservation of Rights; Restrictive Covenants.

2.2.1 No implied licenses are granted under this Agreement, and Symbioscience reserves all rights to all of its technology except for the rights licensed to Calithera under Section 2.1.

2.2.2 In order to preserve exclusivity, (i) Symbioscience covenants that it and its Affiliates will not [*] during [*], (ii) Symbioscience will not [*] at any time during the Term, (iii) Calithera will not [*] from or after the time of [*] that are [*], and (iv) Calithera will not undertake, directly or through any Third Party, [*] which is [*] that are [*].

2.2.3 While the exclusive license granted to Calithera is limited to the Field, Symbioscience covenants and agrees that it and its Affiliates shall not develop or commercialize (or license or otherwise permit any other party to do so) any product for use outside the Field that contains (a) any Licensed Compound, during [*], and (b) thereafter, any [*] Licensed Compounds reserved by Calithera for use in a Licensed Product in the Field by Calithera (the “Reserved Compounds”).  At any time after [*], Symbioscience may request, and Calithera shall provide in writing within 10 business days, the list (the “Reserved Compound List”) of the Reserved Compounds (which for clarity [*], provided that [*] that [*] or [*], including any [*], other than [*] Reserved Compounds).  From time to time thereafter, Calithera may modify such Reserved Compound List by substituting one or more other Licensed Compounds for the Reserved Compounds then on such list (in each case, [*]), subject to the following procedure:  If Calithera wishes to modify the Reserved Compound List, it shall submit to Symbioscience a list (a “Substitution List”) of the Licensed Compounds ([*]) that Calithera desires to add (as “new” Reserved Compounds) to the Reserve Compounds List, and the particular Licensed Compounds on the existing Reserved Compound List (for each such Licensed Compound desired to be added to the Reserved Compound List) that Calithera desires to remove from such list (and thereby delete as Reserved Compounds, while remaining, for clarity, as Licensed Compounds).  Each such Licensed Compound that Calithera proposes, in a particular Substitution List, to add to

5.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

the Reserved Compound List as a “new” Reserved Compound shall (as of the date thirty (30) business days after Calithera submits such Substitution List to Symbioscience) automatically be added to the Reserved Compound List as a Reserved Compound, and the respective Licensed Compound that Calithera indicates (on such Substitution List) to remove (in exchange for the substitution of such new Reserved Compond) from the Reserved Compound List shall then automatically be removed from the Reserved Compound List and no longer be a Reserved Compound, unless Symbioscience delivers to Calithera, by the date thirty (30) business days after Calithera submits such Substitution List to Symbioscience, documentary evidence demonstrating, to Calithera’s reasonable satisfaction, that, [*]: (a) [*] and [*] with respect to such Licensed Compound that Calithera proposed (on such Substitution List) to add as a new Reserved Compound or [*] with respect to such [*], or (b) [*] and [*] or [*] such Licensed Compound that Calithera proposed to add as new Reserved Compound.  In the event that either of the circumstances in subclauses (a) or (b) exist, and Symbioscience shall have notified Calithera in writing within 30 business days of receipt of such Substitution List of such circumstance and have provided such documentary evidence to Calithera as required above, then the relevant Licensed Compound (covered by such circumstances) shall not be added to the Reserved Compound List (and shall remain a Licensed Compound), and Calithera shall be permitted to request a substitute therefor by submitting a new Substitution List for such compound (and for any other License Compound on the prior Substitution List that was not added to the Reserved Compound List due to the foregoing), pursuant to the above procedure.

2.2.4 In the event that Symbioscience decides to pursue (or authorize a Third Party to pursue) [*] (which pursuit must in any event be in accordance with the restriction in Section 2.2.3 (i.e., [*]), Symbioscience shall give written notice to Calithera specifying in reasonable detail the program that Symbioscience intends to pursue (the "Offer").  Calithera shall have thirty (30) days after the date of the Offer to provide a written response to Symbioscience (the "Response") as to whether or not it wishes to enter into negotiations with Symbioscience with respect to rights to such program.  If the Response states that Calithera wishes to enter into negotiations with Symbioscience, the Parties shall negotiate in good faith the licensing of such rights [*] for a period of ninety (90) days from the date of the Response.  If the Response is not received within the thirty (30) day response period or if Calithera declines to enter into negotiations or if the Parties do not agree upon and execute a written agreement within a ninety (90) day negotiation period after Calithera’s Response is given, then Symbioscience shall thereafter be free to pursue the relevant program, alone or with third parties, subject to compliance with Section 2.2.3.

2.3 Right to Sublicense.

2.3.1 Calithera may grant sublicenses under the license set forth in Section 2.1 to its Affiliates and Third Parties, subject to the terms and conditions set forth in Sections 2.2 and 2.3.  An existing Sublicensee in good standing may grant further sublicenses, also subject to such terms and conditions.  Calithera will provide Symbioscience with a complete copy of each Sublicense Agreement within thirty (30) days of execution of such agreement, and shall use reasonable efforts to obtain and provide to Symbioscience a complete copy of each further sublicense as soon as practicable after execution thereof.

2.3.2 Each Sublicense Agreement with a Sublicensee, and each further sublicense, shall be consistent with and subject to the terms and conditions of this Agreement.

2.3.3 Calithera will monitor compliance with and use reasonable efforts to enforce the terms of the Sublicense Agreements against its Sublicensees, and shall require that its Sublicensees also use reasonable efforts to enforce the terms of any approved sublicense agreements with further Sublicensees.

2.3.4 In no event shall Calithera or any Affiliate or Sublicensee have the right to grant any sublicense that is a [*] to any Third Party under the Licensed Patents without the prior written consent of Symbioscience, which consent shall not be unreasonably withheld, conditioned, or delayed.  For purposes hereof, a “[*]” shall mean a sublicense granted to a Third Party under any Licensed Patent that both: (a) [*] that [*] or [*] or [*] the relevant sublicense is granted, and (b) [*] and/or [*] that [*] or [*] or [*] such sublicense is granted, and [*] and [*].  Any breach of this Section 2.3.4 by any Affiliate or Sublicensee shall be deemed a material breach of this Agreement by Calithera, giving rise to termination rights as provided in Section 10.2, provided that it is understood and agreed that Calithera may cure such breach by either terminating the Sublicense Agreement with the Sublicensee that breaches this provision, or by causing the termination of the applicable [*], prior to the date that is [*] days after notice from Symbioscience under Section 10.2.1 of such breach.

2.4 Technology Transfer.  Promptly after the Effective Date, Symbioscience will provide Calithera, at no additional expense, with reasonable assistance in transitioning its Arginase Inhibitor program to Calithera, including: (a) by providing copies of Licensed Technology and related program information (including without limitation data, lab books, and other reports generated by or on behalf of Symbioscience regarding any previously conducted in vitro and in vivo

6.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

studies of the Licensed Compounds) as reasonably requested by Calithera, and (b) reasonable amounts of available compound samples of each Licensed Compound in such reasonable quantities as may be agreed by the Parties, and (c) providing reasonable amounts of consultation regarding such information and the status of the Symbioscience program.

3.	Development of Licensed Products

3.1 Responsibilities.  Subject to the terms and conditions of this Agreement (including without limitation Section 3), Calithera will be responsible, at Calithera’s expense, for the Development of Licensed Products in the Field in the Territory, using Commercially Reasonable Efforts.  Calithera will conduct, and will cause its Affiliates and Sublicensees to conduct, such activities in a good scientific manner and in compliance in all material respects with all applicable laws.

3.2 Records.  All Development activities conducted by or on behalf of Calithera will be recorded, in reasonable detail and in good scientific manner.  Calithera, its Affiliates and Sublicensees will also retain all records required by applicable law to be maintained in connection with the Development of Licensed Products hereunder.

3.3 Expenses.  Calithera will bear all expenses in connection with its Development of Licensed Products in the Field hereunder.

3.4 Diligence.  Calithera will use Commercially Reasonable Efforts to Develop and to obtain Marketing Approvals for at least one Licensed Product in the Field [*], as soon as reasonably practicable.  Calithera shall provide notice to Symbioscience if at any time during the Term it decides to abandon the further Development and Commercialization of all Licensed Compounds and Licensed Products.  Any such notice shall constitute notice by Calithera to terminate, and will result in termination of, the Agreement pursuant to Section 10.3.  In the event that Symbioscience believes Calithera is in material breach of its obligation to use Commercially Reasonable Efforts under this Section 3.4, then Symbioscience may so notify Calithera in writing, which notice shall provide available details regarding the basis for its belief and specifying that such notice (a “Diligence Breach Notice”) is being provided by Symbioscience pursuant to this Section 3.4.  If a Diligence Breach Notice is provided to Calithera, Calithera may, within a further period of [*] days after its receipt of such notice, provide a written report to Symbioscience to justify why Calithera believes it is not in such material breach of such diligence obligation.  If no such report is provided by Calithera by the end of such time period, Symbioscience shall be permitted to terminate this Agreement pursuant to Section 9.3.  If Calithera provides a response, the Parties shall then conduct an initial meeting within [*] days after delivery of such a written report from Calithera to discuss in good faith the concerns raised by Symbioscience and shall conduct such additional meetings as are reasonably necessary to reach agreement as to whether or not Calithera is in material breach of its obligations under this Section 3.4 for an additional [*] days after such initial meeting.  If after such [*] day period following the initial meeting, the Parties cannot reach agreement then, upon request of either Party, the matter shall be referred to the dispute resolution procedure outlined under Section 13.3, which procedure shall be required to:  (a) determine whether there was, in fact, a material breach by Calithera of its diligence obligation, and (b) if it is determined that there was an uncured material breach, specify what additional efforts Calithera must undertake to cure such breach, and the time period during which such efforts must be commenced and completed (which time period shall be commercially reasonable).  If such procedure determines that there was a material breach of the diligence obligation hereunder, and Calithera does not commence or complete the cure efforts specified by the arbitration result (in response to the clause (b) requirement above) by the required relevant dates, then Symbioscience may terminate the Agreement pursuant to Section 9.3.  All efforts of  Calithera’s Affiliates, Third Party contractors and Sublicensees will be considered efforts of Calithera for the purpose of determining Calithera’s compliance with its obligations under this Section 3.4.

4.	Commercialization of Licensed Products

4.1 General.  Calithera (and/or its Affiliates and Sublicensees) will be solely responsible, at its own cost, and using Commercially Reasonable Efforts, for Commercialization of the Licensed Products in the Territory during the Term.

4.2 Diligence.  Calithera (or its Affiliate or Sublicensee, as applicable) will use Commercially Reasonable Efforts to launch each Licensed Product in each country of the Territory [*] after receiving Marketing Approval in such country.  Thereafter, Calithera (or its Affiliate or Sublicensee, as applicable) will use Commercially Reasonable Efforts to Commercialize the Licensed Product in such country.  All efforts of Calithera’s Affiliates, Third Party contractors and Sublicensees will be considered efforts of Calithera for the purpose of determining Calithera’s compliance with its obligations under this Section 4.

7.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.3 Reports.  Calithera shall, on or before each anniversary of the Effective Date, and continuing until such time as First Commercial Sale of a first Licensed Product has occurred in all Major Market Countries and Japan, provide Symbioscience with a summary written report of the status of its efforts, and those of its Affiliates and Sublicensees, to Develop and Commercialize Licensed Compounds and Licensed Products. In addition, upon request of Symbioscience, no more than once per year, Calithera shall make a representative familiar with Calithera’s efforts with respect to the Development and/or or Commercialization of Licensed Compounds and Licensed Products available for a meeting (to be a half-day or less) with Symbioscience representatives, at a mutually agreed location or by teleconference, to discuss the progress reports provided above and, prior to such time as a First Commercial Sale has occurred with respect to a Licensed Product for each Major Market Country and Japan, Calithera shall promptly and in good faith provide such information with respect to such efforts as is reasonably requested by Symbioscience from time to time.

5.	Manufacture of Licensed Products

Manufacture and Supply.  Calithera will be solely responsible, using its reasonable efforts, for and shall control all activities relating to, obtaining quantities of Licensed Products for its Development and Commercialization efforts in the Territory hereunder.

6.	Financial Terms

6.1 Initial License Fee.  Calithera will pay to Symbioscience a non-creditable, non-refundable initial license fee of [*] dollars ($[*]) on the Effective Date.

6.2 Milestone Payments.

6.2.1 Development Milestones.  Calithera will pay to Symbioscience the following non-creditable, non-refundable milestone payments within sixty (60) days following the first achievement by any Licensed Product of the corresponding events described in the table below.  Subject to the paragraphs following the table below, each Development Milestone payment below shall be paid only once, upon the first attainment of the applicable milestone event by any Licensed Product.

Milestone Event	Milestone Payment
	Tier 1 Product	Tier 2 Product
[*]	$[*]	$[*]
[*]	$[*]	$[*]
[*]	$[*]	$[*]
[*]	$[*]	$[*]
[*]	$[*]	$[*]
[*]	$[*]	$[*]
[*]	$[*]	$[*]
[*]	$[*]	$[*]
[*]	$[*]	$[*]
[*]	$[*]	$[*]
[*]	$[*]	$[*]
[*]	$[*]	$[*]

For clarity, each of the above milestones payments will be paid in full only once, with the amount of certain of the milestone payments dependent on whether it is a Tier 1 Product or a Tier 2 Product that first meets the milestone (as indicated in the table above).

If Calithera also pursues Development of additional Licensed Products in either category set forth above (i.e., a product containing a different active ingredient than the initial Tier 1 Product or Tier 2 Product in clinical development and for which a full payment was made as provided above), then the above milestone payments shall be owed for development

8.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

milestones, commencing with the “[*]” milestone, achieved by each such additional Licensed Product, for both Tier 1 Products and Tier 2 Products, but the payments shall be [*] of the milestone payment amounts set forth for the applicable milestone in the above schedule, and no such additional payments shall be payable unless and until [*] in the relevant category, provided that the payments for other Licensed Products shall [*] with respect to all Licensed Products for which [*].

6.2.2 Net Sales Milestones.  Within sixty (60) days of the first achievement by Net Sales during a calendar year of all Licensed Products in the aggregate of any of the following annual Net Sales Milestone events, Calithera will pay to Symbioscience the applicable milestone payment as set forth in the schedule below in the specified amount of US Dollars.  Each Net Sales Milestone payment below shall be paid only once on the first occurrence of such milestone event, subject to the paragraph following the table below.

Net Sales Milestone (aggregate Net Sales amounts in a Calendar Year)	Payment (Tier 1 Product)	Payment (Teir 2 Product)
$[*]	$[*]	$[*]
$[*]	$[*]	$[*]
$[*]	$[*]	$[*]
$[*]	$[*]	$[*]

Payment of the milestone for achievement of each of the above Net Sales milestones will be made only once, with the amount of the milestone payment, for a particular sales milestone that is achieved, dependent on whether Tier 1 Products and/or Tier 2 Products are being sold when the Net Sales Milestone threshold is achieved.  In the event that more than one Licensed Product contributes to the total Net Sales, then the resulting payment will be proportional to the contribution of each individual Licensed Product (examples provided in Exhibit B).

6.3 Royalties.

6.3.1 Royalty Rates.  Calithera will pay to Symbioscience a royalty on Net Sales of Licensed Products by Calithera, its Affiliates and Sublicensees in the Territory.  The royalty rates shall be determined on a Licensed Product-by-Licensed Product and country-by-country basis, based on: (a) the type of Licensed Product (Tier 1 Product or Tier 2 Product) being sold in the applicable country, and (b) the aggregate Net Sales of all Licensed Products throughout the Territory during a calendar year, as follows :

Royalty Tiers (aggregate annual Net Sales)	Tier 1 Products	Tier 2 Products
The portion of aggregate Net Sales of Licensed Products during a calendar year that is equal to or less than $[*]	[*]%	[*]%
The proportion of aggregate Net Sales of Licensed Products during a calendar year that is greater than $[*] but equal to or less than $[*]	[*]%	[*]%
The proportion of aggregate Net Sales of Licensed Products during a calendar year that is greater than $[*] but equal to or less than $[*]	[*]%	[*]%
The proportion of aggregate Net Sales of Licensed Products during a calendar year that exceeds $[*]	[*]%	[*]%

6.3.2 Royalty Reduction for Generic Products.  If there are one or more unauthorized Third Parties selling a generic version of a Licensed Product in a country (“Generic Product”) at the time of sale of the Licensed Product in a country, then the royalty rate shall be reduced in such country for a given calendar quarter by: (i) [*], if aggregate total unit sales of such Generic Products in such country in such calendar quarter exceed [*] of the aggregate total of all unit sales for such Licensed Product and such Generic Product(s) (i.e., based on unit volume market share) in such country during

9.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

such calendar quarter; (ii) by [*], if aggregate total unit sales of such Generic Products in such country in such calendar quarter exceed [*] of the aggregate total of all unit sales for such Licensed Product and such Generic Product(s) in such country during such calendar quarter; and (iii) by [*], if unit sales of such Generic Products in such country in such calendar quarter exceed [*] of the sum of all unit sales for such Licensed Product and such Generic Product(s) in such country during such calendar quarter.

6.3.3 Royalty Term.  Calithera’s royalty payment obligations under this Section 6.3 will expire, with respect to a particular Licensed Product sold in a country (on a Licensed Product-by-Licensed Product and country-by-country basis), upon the expiration of the period (the “Royalty Term” for such Licensed Product in such country) commencing upon First Commercial Sale of the applicable Licensed Product in such country and ending upon the later of: (a) expiration of the last-to-expire Valid Claim of any Patent Controlled by Calithera covering the sale of such Licensed Product in the country of sale on the date of sale, and (b) [*] years after the First Commercial Sale of such Licensed Product by Calithera, its Affiliates or Sublicensees in such country.

6.4 Third Party Obligations. Calithera shall be responsible for the payment of any additional Third-Party license fees, milestone payments, royalties and any other license payments with respect to Licensed Products that are based on agreements entered into by Calithera (or its relevant Affiliate or Sublicensee); provided however, that Calithera shall be entitled to credit [*] of any license payments (including royalties) paid by Calithera under agreements entered into by Calithera (or its relevant Affiliate or Sublicensee) after the Effective Date [*] against royalties due to Symbioscience hereunder for the relevant Licensed Product and country, provided, further, that in no event shall the amounts due to Symbioscience from Calithera with respect to the relevant Licensed Product and country be reduced by more than [*] of the amounts otherwise due (with any such amounts not creditable due to the foregoing limitation on reduction, being carried forward to future payment obligations, until fully credited).

6.5 Royalty Reports; Payment.  Following the First Commercial Sale of any Licensed Product for which royalties are due pursuant to Section 6.3, and continuing for so long as royalties are due hereunder, within sixty (60) days after the end of each calendar quarter, Calithera shall provide a royalty report showing, on a Licensed Product-by-Licensed Product and country-by-country basis:

(a) the Net Sales of each Licensed Product sold by Calithera, its Affiliates and Sublicensees during such calendar quarter reporting period, and an indication of whether each such Licensed Product is a Tier 1 Product or a Tier 2 Product;

(b) the royalties payable in United States dollars which shall have accrued hereunder with respect to such Net Sales;

(c) withholding taxes, if any, required by applicable law to be deducted with respect to such royalties; and

(d) the rate of exchange with supporting calculations, determined in accordance with Section 6.6, used by Calithera in determining the amount of United States dollars payable hereunder.

Calithera shall pay to Symbioscience the royalties for each calendar quarter at the time of submission of Calithera’s royalty report.  If no royalty is due for any royalty period hereunder following commencement of the reporting obligation, Calithera shall so report.

6.6 Currency Exchange.  In the case of Net Sales outside the United States, the rate of exchange to be used in computing the amount of currency equivalent in United States dollars shall be the rate of exchange used by Calithera or its Affiliate or Sublicensee, as relevant, for its own financial reporting purposes in connection with its other products or accounts, which shall be consistent with GAAP.  Upon request by Symbioscience, Calithera shall provide Symbioscience with a copy of Calithera’s (or its Affiliate’s or Sublicensee’s, as relevant) then-current currency exchange policy.

6.7 Records; Audit. Records and Audits. Calithera shall keep for [*] years from the date of payment of any amounts owed hereunder accurate records of sales by Calithera of each Licensed Product in sufficient detail to allow the accruing royalties and milestone payments to be determined.  Symbioscience shall have the right for a period of [*] years after receiving any royalty report to appoint an independent certified and internationally recognized public accountant reasonably acceptable to Calithera for the sole purpose of inspecting the relevant records of Calithera to verify relevant reports. Upon reasonable notice from Symbioscience, Calithera shall make such records available for such inspection

10.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

during regular business hours at such place or places where such records are customarily kept.  Such inspection right shall not be exercised more than once in any calendar year nor more than once with respect to sales of Licensed Products in any given payment period.  The results of each inspection, if any, shall be binding on both Parties, unless either Party commences an Audit Disagreement procedure pursuant to Section 6.8 within 90 days from notification of such results by the appointed accountant. Symbioscience shall pay for the costs of any such inspection, except that Calithera shall pay for the reasonable costs of such inspection if its binding results or the result of the Audit Disagreement procedure shows any upward adjustment in aggregate amounts payable for the period inspected of more than [*] of the amount actually paid.

6.8 Audit Disagreement. If there is a dispute between the Parties following any inspection performed pursuant to Section 6.7, either Party may refer the issue (the “Audit Disagreement”) to an independent certified public accountant for resolution. In the event that an Audit Disagreement is submitted for resolution by either Party, the Parties shall comply with the following procedures:

(a) The Party submitting the Audit Disagreement for resolution shall provide written notice to the other Party that it is invoking the procedures of this Section 6.8;

(b) Within thirty (30) days of giving such notice, the Parties shall in good faith jointly select and engage a recognized international independent accounting firm to act as an independent certified public accountant to resolve such Audit Disagreement (the “Resolution Firm”); if no agreement on the independent expert can be reached by the Parties within that time then the accounting firm engaged to resolve such Audit Disagreement as the Resolution Firm shall be the  independent accounting firm that is not used by either Party and that has the largest, by total revenues, auditing practice in the United States as of the end of the calendar year immediately prior to the time of the dispute;

(c) The Audit Disagreement submitted for resolution shall be described by the Parties to the engaged Resolution Firm, which description may be in written or oral form, within ten (10) business days from the selection of such firm; if the description is made to the Resolution Firm in oral form, it will be reduced by the Resolution Firm to writing, with a copy provided to each Party;

(d) The Resolution Firm shall have the right to access and review the relevant records of Calithera as needed to resolve the Audit Dispute.  The Resolution Firm shall render a decision on the matter as soon as practicable;

(e) The decision of the Resolution Firm shall be final and binding unless such Audit Disagreement and/or such decision involves alleged fraud, breach of this Agreement, or construction or interpretation of any of the terms and conditions thereof, in which case the matter shall be resolved under Section 13.3;

(f) All fees and expenses of the Resolution Firm, including any Third Party support staff or other costs incurred with respect to carrying out the procedures specified at the direction of the independent expert in connection with such Audit Disagreement, shall be borne by each Party in inverse proportion to the disputed amounts awarded to the Party by the Resolution Firm through such decision (e.g., Party A disputes $100, the independent expert awards Party A $ 60, then Party A pays forty percent (40%) and Party B pays sixty percent (60%) of the Resolution Firm’s costs).

6.9 Confidentiality.  Each Party will treat all information subject to review under Sections 6.7 and 6.8 in accordance with the provisions of Section 9 and will cause its accounting firm and the independent expert to enter into a reasonably acceptable confidentiality agreement with the audited Party obligating such entity to maintain all such financial information in confidence pursuant to such confidentiality agreement.

6.10 Payment Terms; Interest.

6.10.1 Payments under this Agreement shall be made in U.S. Dollars by wire transfer of immediately available funds to an account at a commercial bank designated by Symbioscience, such designation in writing to be provided to Calithera at least ten (10) business days before payment is due.  Any payments due under this Agreement shall be due on such date as specified in the Agreement or, in the event that such date is not a business day, the next succeeding business day.  Any payments based on invoices shall be made within thirty (30) days from Calithera’s receipt of such invoice.

6.10.2 If Calithera does not make a payment that is owed under the terms of this Agreement by the date when due, then Calithera shall be obligated to pay computed simple interest, the interest period commencing from such date and ending on the date that payment of the amount owed is actually made, at an interest rate per annum equal to [*]

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

as quoted on the due date, or the highest rate allowed by law, whichever is lower. The interest calculation shall be based on the act/360 computation method. Such interest shall be due and payable on the tender of the underlying principal payment.

6.11 Taxes.

6.11.1 Withholding Taxes.  Symbioscience will be responsible for any income or other taxes owed by Symbioscience and required by applicable law to be withheld or deducted from any of the royalty and other payments made by or on behalf of Calithera to Symbioscience hereunder (“Withholding Taxes”), and Calithera may deduct from any amounts that Calithera is required to pay hereunder to Symbioscience an amount equal to any such Withholding Taxes required by Calithera to be withheld and paid to the proper tax authority .  Symbioscience will provide Calithera any information available to Symbioscience that is necessary to determine the Withholding Taxes.  Such Withholding Taxes will be paid to the proper taxing authority for Symbioscience’s account and evidence of such payxment will be secured and sent to Symbioscience within ten (10) days of such payment.  The Parties will use reasonable efforts to do such lawful acts and sign such lawful deeds and documents as either Party may reasonably request from the other Party to enable Symbioscience and Calithera or its Affiliates or Sublicensees to take advantage of any applicable legal provision or any double taxation treaties with the object of paying the sums due to Symbioscience hereunder without, or to minimize the amount of, such withholding or deduction of any Withholding Taxes.

7.	Intellectual Property Rights

7.1 Filing, Prosecution and Maintenance of Licensed Patents.

7.1.1 In accordance with this Section 7.1.1, unless the Parties otherwise agree in writing and for so long as Calithera retains exclusive rights hereunder, Calithera will have lead responsibility for, and Symbioscience shall cooperate fully, with respect to, the preparation, filing, prosecution, enforcement and maintenance in the Territory of the Licensed Patents identified on Exhibit A.  Calithera shall be responsible for all costs and expenses (including reasonable out-of-pocket costs incurred by Symbioscience in performing any related activities at the prior written request of Calithera) with respect to such activities.  Calithera will perform such activities through patent counsel of its choice but reasonably acceptable to Symbioscience.  Calithera will provide Symbioscience with copies of all official correspondence received from patent offices, and with any proposed substantive responses thereto sufficiently in advance for Calithera to provide comments and suggestions on such proposed responses.  Calithera will provide Symbioscience with an update of the filing, prosecution and maintenance status for each Licensed Patent on a periodic basis.   In the event that Calithera elects not to pursue or continue the filing, prosecution or maintenance of any Licensed Patent in any country, Calithera shall provide Symbioscience with notice of this decision at least thirty (30) days prior to any pending lapse or abandonment thereof and provide Symbioscience with an opportunity to assume responsibility for such filing, prosecution or maintenance.  In the event that Symbioscience elects in writing to assume responsibility for such filing, prosecution and maintenance, Symbioscience shall have the right to transfer the responsibility for such filing, prosecution and maintenance of such patent applications and patents to patent counsel (outside or internal) selected by it, and Calithera shall cooperate with Symbioscience as reasonably requested to facilitate transfer of the control of such filing, prosecution and maintenance.  For clarity, all filings with respect to Licensed Patents shall at all times continue to be pursued in the name of Symbioscience or its designee.  In the event that Symbioscience assumes responsibility for any such Licensed Patent as provided above, [*] and [*] of [*] with respect to such filing, prosecution and maintenance [*], and [*].

7.2 Enforcement.

7.2.1 Initiation. If either Party learns of any infringement or threatened infringement by a Third Party of any Licensed Patent, such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such infringement.  Calithera shall have the first right, but not the obligation, at its sole expense, to bring suit or other appropriate legal action against any actual or suspected infringement of any Licensed Patents relating to the Development or Commercialization of Licensed Products in the Field in the Territory.  If Calithera does not take such action within one hundred twenty (120) days after written notice from Symbioscience of such infringement, then on written request by Symbioscience, and with Calithera’s prior written consent (not to be unreasonably withheld) Symbioscience shall have the right but not the obligation, at its own expense, to bring suit or other appropriate legal action against such infringement.

7.2.2 Cooperation.  Each Party shall execute all papers and perform such other acts (other than monetary) as may be reasonably required to maintain any infringement suit brought in accordance with Section 7.2.1 above (including giving legal consent for bringing such suit also in the name and on behalf of Calithera), and at its option and expense, may be represented in such suit by counsel of its choice. In addition, the Parties shall cooperate with each other

12.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country where applicable to Licensed Patents. In the event that elections with respect to obtaining such patent term restoration, supplemental protection certificates or their equivalents are to be made, the Parties shall agree upon such elections.

7.2.3 Recovery.  Any amount recovered, whether by judgment or settlement, shall first be applied to reimburse the costs and expenses (including attorneys’ fees) of the Party bringing suit, then to the costs and expenses (including attorneys’ fees), if any, of the other Party.  If Calithera brings the suit, then Calithera shall retain the net amount recovered (after payment of costs and expenses as above), and such net recovery shall be deemed Net Sales for the calendar quarter received, and Calithera shall pay Symbioscience royalties thereon under Section 6.3.1 [*].  If Symbioscience brings such suit, then any such net amounts of recovery (remaining after payment of costs and expenses as above) shall be allocated [*] to Symbioscience and [*] to Calithera (or [*] if the suit is brought jointly).

7.3 Defense of Infringement Claims.  If the manufacture, sale or use of a Licensed Product pursuant to this Agreement results in, or may result in, any claim, suit, or proceeding by a Third Party alleging patent infringement by Calithera (or its Affiliates or Sublicensees) in the Field in the Territory, Calithera will promptly notify Symbioscience thereof in writing.  Calithera or its Affiliate or Sublicensee will have the exclusive right to defend and control the defense of any such claim, suit, action or proceeding at its own expense, using counsel of its own choice, and may settle any such claim, suit, action or proceeding at its sole discretion; provided, that if any such settlement would admit or concede that any material aspect of the Licensed Patents are invalid or unenforceable, or require Symbioscience to pay any amounts, the aspects of such settlement directly involving such admission or concession or payment shall require the prior written consent of Symbioscience.  Calithera will keep Symbioscience reasonably informed of all material developments in connection with any such claim, suit, or proceeding.  Calithera agrees to provide Symbioscience with copies of all material pleadings filed in such action and to allow Symbioscience reasonable opportunity to comment on the defense of the claims (provided that Calithera shall have no obligation to disclose any matter that is covered by the attorney-client privilege or work product privilege).

8.	Representation and Warranties; Covenants

8.1 Symbioscience Warranties.  Symbioscience hereby warrants and represents to Calithera as of the Effective Date that: (i) Symbioscience has the right to grant the licenses under the Licensed Technology as set forth in this Agreement; (ii) Symbioscience has not entered into any agreement, arrangement or understanding that conflicts with the terms of this Agreement; (iii) Symbioscience owns or Controls the entire right, title and interest in and to the Licensed Technology; (iv) Symbioscience and its Affiliates have not granted to any Third Party any license rights, options or other rights in, under or to the Licensed Technology that conflict with the terms of this Agreement; (v) as of the Effective Date, Symbioscience is not aware of (a) any patent rights owned by a Third Party that would be infringed by the use or practice of the Licensed Technology in the Field in the Territory under the License granted in Section 2.1, or (b) any patent rights owned or licensed by Symbioscience or its Affiliates that are not Licensed Patents and for which a license likely would be required to use or practice the Licensed Technology in the Field in the Territory under the License granted in Section 2.1, or (c) any prior art or other facts or circumstances that would reasonably lead Symbioscience, or its Affiliate, to believe that any of the Licensed Patents are likely invalid or unenforceable; and (vi) none of the Licensed Technology has been misappropriated from any Third Party.

8.2 Reciprocal Representations and Warranties. Each Party represents and warrants to the other Party that:  (i) this Agreement is a legal and valid obligation binding upon its execution and enforceable against it in accordance with its terms and conditions; and (ii) the execution, delivery and performance of this Agreement by such Party has been duly authorized by all necessary corporate action, and (iii) the person executing this Agreement on behalf of such Party has been duly authorized to do so by all requisite corporate actions.

8.3 DISCLAIMER OF WARRANTY.  EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTIONS 8.1 AND 8.2, NEITHER PARTY MAKES ANY REPRESENTATIONS NOR GRANTS ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND Symbioscience AND Calithera EACH SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY OR MERCHANTABILITY, OR ANY WARRANTY AS TO THE VALIDITY OR ENFORCEABILITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

9.	Confidentiality

9.1 Definition.  During the Term, a Party (the “Disclosing Party”, with respect to information disclosed by such Party) may disclose or otherwise communicate to the other Party (the “Receiving Party”, with respect to information disclosed to such Party by the other Party) its information in connection with this Agreement or the performance of its obligations hereunder (the “Confidential Information” of the disclosing Party), which may include scientific and manufacturing information and plans, marketing and business plans, and financial and personnel matters relating to a Party or its present or future products, sales, suppliers, customers, employees, investors or business.  Without limiting the foregoing, “Confidential Information” of a Party is hereby deemed to include any information disclosed by such Party to the other Party pursuant to that certain confidentiality agreement between the Parties dated as of 11/20/13 (the “Prior CDA”).

9.2 Exclusions.  Notwithstanding the foregoing, information disclosed by a Disclosing Party will not be deemed Confidential Information with respect to the Receiving Party for purposes of this Agreement if such information:

(a) was already known to the Receiving Party or its Affiliates, as evidenced by their written records, other than under an obligation of confidentiality or non-use, at the time of disclosure to the Receiving Party;

(b) was generally available or was otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c) became generally available or otherwise became part of the public domain after its disclosure to the Receiving Party, through no fault of or breach of its obligations under this Section 11 or the Prior CDA by the Receiving Party;

(d) was disclosed to the Receiving Party, other than under an obligation of confidentiality or non-use, by a Third Party who had no obligation to the Party that controls such information and know-how not to disclose such information or know-how to others and has the lawful right to disclose it; or

(e) was independently discovered or developed by the Receiving Party or its Affiliate, as evidenced by written records, without the use of Confidential Information belonging to the Disclosing Party.

9.3 Disclosure and Use Restriction. Except as expressly otherwise provided herein, each Party agrees that, during the Term and for [*] years thereafter, such Party (as the Receiving Party with respect to Confidential Information of the other Party) and its Affiliates and Sublicensees will keep completely confidential, and will not publish or otherwise disclose and will not use for any purpose except for the purposes contemplated by this Agreement, any Confidential Information of the Disclosing Party..

9.4 Authorized Disclosure.  A Receiving Party may disclose specific Confidential Information of the Disclosing Party to the extent that such disclosure is:

9.4.1 required by a valid order of a court of competent jurisdiction or other governmental or regulatory body of competent jurisdiction; provided, that such Receiving Party will first have given reasonable prior notice of such disclosure requirement to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order and/or to obtain a protective or order limiting such disclosure and/or requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or governmental or regulatory body and/or, if disclosed, be used only for the purposes for which the order was issued; and provided, further, that if the disclosure requirement is not quashed, the Confidential Information disclosed in response to such court or governmental order will be limited to that information that is legally required to be disclosed in response to such court or governmental order, taking into account any protective or other similar order limiting such disclosure obligation;

9.4.2 required by law; provided, that the Disclosing Party will provide the Receiving Party with notice of such disclosure in advance thereof to the extent practicable and the disclosure will be limited to that information that is legally required to be disclosed in response to such court or governmental order;

9.4.3 made by the Receiving Party to regulatory authorities as required in connection with any regulatory filing or application made in accordance with the terms of this Agreement; provided, that reasonable measures will be taken to assure confidential treatment of such information;

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

9.4.4 made by the Receiving Party as reasonably required in connection with the performance of this Agreement, to Affiliates, employees, consultants, representatives or agents, each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Section 9.4;

9.4.5 made by the Receiving Party to existing or potential acquirers or merger candidates; potential sublicensees or collaborators (to the extent contemplated hereunder); investment bankers; existing or potential investors, venture capital firms or other financial institutions or investors for purposes of obtaining financing; or Affiliates, each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Section 9.4;

9.4.6 made by the Receiving Party with the prior written consent of the Disclosing Party.

9.5 Use of Name.  Neither Party may make public use of the other Party’s name except (a) in connection with announcements and other disclosures relating to this Agreement and the activities contemplated hereby as permitted in Section 9.4, (b) as required by applicable law, and (c) otherwise as agreed in writing by such other Party.

9.6 Press Releases

9.6.1 The Parties have mutually agreed on a press release to be issued by Calithera announcing the execution of this Agreement, which is attached hereto as Exhibit C. For subsequent press releases and other written public disclosures relating to this Agreement or the Parties’ relationship hereunder (each, a “Public Disclosure”), each Party will use reasonable efforts to submit to the other Party a draft of such Public Disclosure for review and comment by the other Party at least five (5) full business days prior to the date on which such Party plans to release such Public Disclosure, and in any event will submit such drafts at least 24 hours prior to the release of such Public Disclosure, and will review and consider in good faith any comments provided in response.

9.6.2 If a Party is unable to comply with the foregoing 24-hour notice requirement because of a legal obligation or stock exchange requirement to make more rapid disclosure, such Party will not be in breach of this Agreement but will in that case give telephone and email notice to a senior executive of the other Party and provide a draft disclosure with as much notice as possible prior to the release of such Public Disclosure.

9.6.3 A Party may publicly disclose, without regard to the preceding requirements of this Section 9.6, information that was previously disclosed in a Public Disclosure that was in compliance with such requirements.

9.7 Terms of Agreement to be Maintained in Confidence.  The Parties agree that the terms of this Agreement are confidential and will not be disclosed by either Party to any Third Party (except to a Party’s professional advisor) without prior written permission of the other Party; provided, that either Party may make any filings of this Agreement required by law or regulation in any country so long as such Party uses its reasonable efforts to obtain confidential treatment for portions of this Agreement as available, consults with the other Party, and permits the other Party to participate, to the extent practicable, in seeking a protective order or other confidential treatment; and provided further, that a Party may publicly disclose, without regard to the preceding requirements of this Section 9.7, information that was previously disclosed in compliance with such requirements; and provided further, that a Party may disclose such terms in confidence as provided in Section 9.4.5.

10.	Term and Termination

10.1 Term.  The term of this Agreement will commence as of the Effective Date and, will expire upon the expiration of the last Royalty Term for all Licensed Products in all countries in the Territory, or will terminate if the Agreement is earlier terminated in accordance with this Section 10 (such period, the “Term”).

10.2 Termination for Material Breach.

10.2.1 Any material failure by a Party (the “Breaching Party”) to comply with its material obligations contained in this Agreement (such failure a “Material Breach”) will entitle the other Party (“Non-Breaching Party”) to give to the Breaching Party written notice of the Material Breach, which notice shall specify in detail the nature of the breach and shall, require the Breaching Party to make good or otherwise cure such Material Breach.

10.2.2 If such Material Breach is not cured within [*] after the receipt of notice pursuant to Section 10.2.1 above (subject to Section 3.4), the Non-Breaching Party will be entitled to terminate this Agreement on written notice to

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the Breaching Party and without prejudice to any of its other rights conferred on it by this Agreement and other remedies available under applicable law, provided that if the allegedly Breaching Party notifies the Non-Breaching Party in writing within [*] days of its receipt of the relevant notice of breach provided pursuant to Section 10.2.1 that it disputes in good faith that it has committed a Material Breach, or that it has not timely cured such breach, and provides information justifying its position in such dispute, then such termination shall not be effective unless and until the dispute is resolved in the favor of the Non-Breaching Party.

10.3 Termination at Will.  Calithera may terminate this Agreement at will upon [*] days’ prior written notice to Symbioscience.

10.4 Consequences of Expiration and Termination.

10.4.1 Expiration.  Upon expiration of the Royalty Term in a particular country for a given Licensed Product, Calithera’s license under Section 2.1 with respect to such Licensed Product in the Field in such country will become a non-exclusive, irrevocable, perpetual, and fully-paid license.

10.4.2 Early Termination or Material Breach by Calithera.  Upon termination of this Agreement pursuant to Section 10.3, or a termination by Symbioscience for Material Breach by Calithera pursuant to Section 10.2, the following provisions will apply:

(a) All rights and licenses granted by Symbioscience to Calithera under this Agreement will terminate immediately.

(b) Promptly but no later than within sixty (60) days after such termination, Calithera will, upon Symbioscience’s request and under commercially reasonable terms, assign to Symbioscience all of Calithera’s right, title and interest in and to any agreements between Calithera and Third Parties that are freely assignable by Calithera and that relate directly and solely to the Development or Commercialization of any Licensed Product.  To the extent that any agreement described in this Section 10.4.2(b) is not assignable by Calithera, then such agreement will not be assigned, and upon the request of Symbioscience, Calithera will cooperate in good faith and use diligent efforts to obtain for Symbioscience of the rights to assign such agreement.

(c) Calithera will, upon Symbioscience’ request, transfer to Symbioscience or its designee the management and continued performance of any clinical trials for Licensed Products ongoing as of the effective date of such termination.

(d) If and to the extent requested by Symbioscience, Calithera will transfer to Symbioscience any stock of Licensed Product held by Calithera or its Affiliates, to be purchased by Symbioscience [*].

(e) Each of Calithera’s Sublicensees with respect to any affected Licensed Products in any affected country at such time will continue to have the rights and license set forth in their Sublicense Agreements, subject to the continued performance of the obligations thereunder; provided, however, that such Sublicensee agrees in writing that Symbioscience is entitled to enforce all relevant terms and conditions of such Sublicense Agreement directly against such Sublicensee; and provided, further, that such Sublicensee is not then in breach of its Sublicense Agreement.

10.4.3 Material Breach by Symbioscience.  Upon termination of this Agreement by Calithera for Material Breach by Symbioscience pursuant to Section 10.2, without limiting any other remedies available under applicable law, Calithera may, as elected by Calithera in writing, continue to practice the license granted in Section 2.1 in accordance with the terms of this Agreement, except that the obligations under Section [*] shall no longer apply to Calithera, and, solely in the event that any such termination is based on breach of the provisions of Section [*] by Symbioscience, the associated payments set forth in Article 6 with respect to such license shall be reduced by [*].

10.4.4 Survival.  Expiration or termination of this Agreement will not relieve the Parties of any obligation accruing prior to such expiration or termination.  The provisions of Sections 1, 6.5, 6.6, 6.7, 6.8, 6.9, 6.10, 6.11, 7.3, 8.3, 9, 10.4, 11.1, 11.2, 11.3, 11.4, 12 and 13 will survive any termination or expiration of this Agreement.

11.	Indemnification and Insurance

11.1 Indemnification by Symbioscience.  Symbioscience will indemnify Calithera, its Affiliates, its Sublicensees, and their respective directors, officers, employees and agents, and defend and hold each of them harmless, from and

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

against any losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) based on or suffered in connection with any liability suits, investigations, allegations, actions, claims or demands by Third Parties (“Third Party Claims”) to the extent arising from or occurring as a result of or in connection with (i) any breach by Symbioscience of its representations, warranties or other obligations under this Agreement, or (ii) the gross negligence or willful misconduct of Symbioscience or its Affiliate; except to the extent that such Losses or Third Party Claims arise out of or result from the gross negligence or willful misconduct of a party seeking indemnification hereunder, or a breach by Calithera of any provision of this Agreement.

11.2 Indemnification by Calithera.  Calithera will indemnify Symbioscience, its Affiliates, and their respective directors, officers, employees and agents, and defend and save each of them harmless, from and against any Losses based on or suffered in connection with any Third Party Claims against any such indemnified party arising from or occurring as a result of or in connection with: (i) any theory of product liability (including actions in the form of tort, warranty or strict liability) concerning a Licensed Product that is developed or commercialized by Calithera, its Affiliates or Sublicensees, (ii) any breach by Calithera of its representations, warranties or obligations under this Agreement, or (iii) the gross negligence or willful misconduct of Calithera, its Affiliates or Sublicensees; except to the extent that such Losses or Third Party Claims arise out of or result from the gross negligence or willful misconduct of a party seeking indemnification hereunder, or a breach by Symbioscience of any provision of this Agreement.

11.3 Indemnification Procedure.

11.3.1 Notice of Claim.  The indemnified Party will give the indemnifying Party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under Section 11.1 or Section 11.2; provided, however, that the failure to give such prompt written notice will not relieve Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that the Indemnifying Party is actually prejudiced as a result of such failure.  In no event will the Indemnifying Party be liable for any Losses that result from any delay in providing such notice.  Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss are known at such time).  The indemnified Party will furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses.  All indemnification claims in respect of a Party, its Affiliates or their respective directors, officers, employees and agents (collectively, the “Indemnitees” and each an “Indemnitee”) will be made solely by such Party to this Agreement (the “Indemnified Party”).

11.3.2 Control of Defense.  At its option, the Indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within 30 days after the Indemnifying Party’s receipt of an Indemnification Claim Notice.  Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party.  In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party will immediately deliver to the Indemnifying Party all original notices and documents (including court papers) received by any Indemnitee in connection with the Third Party Claim.  Should the Indemnifying Party assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party or any other Indemnitee for any legal expenses subsequently incurred by such Indemnified Party or other Indemnitee in connection with the analysis, defense or settlement of the Third Party Claim.

11.3.3 Right to Participate in Defense.  Without limiting Section 11.3.2 above, any Indemnitee will be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, that such employment will be at the Indemnitee’s own expense unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (ii) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 11.3.2 (in which case the Indemnified Party will control the defense).

11.3.4 Settlement.  With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnitee’s becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnitee in any manner, and as to which the Indemnifying Party will have acknowledged in writing the obligation to indemnify the Indemnitee hereunder, the Indemnifying Party will have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its sole discretion, will deem appropriate, and will transfer to the Indemnified Party all amounts which said Indemnified Party will be liable to pay prior to the time prior to the entry of judgment.  With respect to all other Losses in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 11.3.2, the Indemnifying Party will have authority to consent to the

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided it obtains the prior written consent of the Indemnified Party (which consent will be at the Indemnified Party’s sole and absolute discretion).  The Indemnifying Party will not be liable for any settlement or other disposition of a Loss by an Indemnitee that is reached without the written consent of the Indemnifying Party.  Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnitee will admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Indemnifying Party.

11.3.5 Cooperation.  The Indemnified Party will, and will cause each other Indemnitee to, cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection with the defense or prosecution of any Third Party Claim.  Such cooperation will include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party will reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

11.4 Expenses.  Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim will be reimbursed on a calendar quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

11.5 Insurance.  Each Party will have and maintain such types and amounts of liability insurance as is normal and customary in the industry generally for parties similarly situated, and will upon request provide the other Party with a copy of its policies of insurance in that regard, along with any amendments and revisions thereto.

12.	Limitation of Liability

IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR LOST PROFITS, LOSS OF DATA, OR FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING UNDER ANY CAUSE OF ACTION AND ARISING IN ANY WAY OUT OF THIS AGREEMENT.  THE FOREGOING LIMITATIONS WILL NOT APPLY TO AN AWARD OF ENHANCED DAMAGES AVAILABLE UNDER THE PATENT LAWS FOR WILLFUL PATENT INFRINGEMENT AND WILL NOT LIMIT EITHER PARTY’S OBLIGATIONS TO THE OTHER PARTY UNDER SECTIONS 9 AND 11 OF THIS AGREEMENT.

13.	Miscellaneous

13.1 Assignment.  Without the prior written consent of the other Party hereto (which consent shall not be unreasonably withheld), a Party will not sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, that a Party hereto may assign or transfer this Agreement and its rights or obligations hereunder without the consent of the other Party:  (a) to any Affiliate of such Party; or (b) to any Third Party with which it merges or consolidates, or to which it transfers all or substantially all of its assets to which this Agreement relates, and provided that the foregoing consent obligation shall not limit the ability to grant sublicenses as permitted in this Agreement or to engage subcontractors to perform certain obligations hereunder.  The assigning Party (except if it is not the surviving entity) will remain jointly and severally liable with the relevant Affiliate or Third Party assignee under this Agreement, and the relevant Affiliate assignee, Third Party assignee or surviving entity will assume in writing all of the assigning Party’s obligations under this Agreement.  Any purported assignment or transfer in violation of this Section 13.1 will be void ab initio and of no force or effect.

13.2 Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties herein.  To the fullest extent permitted by applicable law, each Party hereby waives any provision of law that would render any provision prohibited or unenforceable in any respect.

13.3 Governing Law; Dispute Resolution.

13.3.1 This Agreement, and any disputes between the Parties related to or arising out of this Agreement (including the Parties’ relationship created hereby, the negotiations for and entry into this Agreement, its conclusion, binding effect, amendment, coverage, termination, or the performance or alleged non-performance of a Party of its obligations under this Agreement) (each a “Dispute”), will be governed by the laws of the State of New York without reference to any choice of law principles thereof that would cause the application of the laws of a different jurisdiction.

13.3.2 In the event of any Dispute, a Party may notify the other Party in writing of such Dispute, and the Parties will try to settle such Dispute amicably between themselves.  If the Parties are unable to resolve the Dispute within 30 days of receipt of the written notice by the other Party, such Dispute will be referred to the Chief Executive Officers of each of the Parties (or their respective designees) who will use their good faith efforts to resolve the Dispute within 30 days after it was referred to the Chief Executive Officers.

13.3.3 In the event that any Dispute is not resolved as provided in Section 13.3.2, whether before or after termination of this Agreement, either Party may refer such dispute for resolution by a court of competent jurisdiction.

13.3.4 Notwithstanding the foregoing, nothing in this Section 13.3 will limit either Party’s right to seek immediate temporary injunctive or other temporary equitable relief whenever the facts or circumstances would permit a Party to seek such relief in a court of competent jurisdiction.

13.4 Notices.  All notices or other communications that are required or permitted hereunder will be in writing and delivered personally, sent by facsimile (and promptly confirmed by personal delivery or overnight courier as provided herein), or sent by internationally-recognized overnight courier addressed as follows:

If to Symbioscience, to:

Mars Symbioscience

20425 Seneca Meadows Parkway

Germantown, Maryland 20876

Attention: Chief Counsel

with a copy to:

Mars, Inc.

6885 Elm Street

McLean, VA  22101

Attention:  General  Counsel

If to Calithera, to:

Calithera Biosciences, Inc.

343 Oyster Point Boulevard, Suite 200

South San Francisco, CA 94080

Attention: Curtis Hecht, Vice President, Business Development

With copy to Facsimile: 650-588-5272

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.  Any such communication will be deemed to have been given (i) when delivered, if personally delivered or sent by facsimile on a business day, and (ii) on the second business day after dispatch, if sent by internationally-recognized overnight courier.  It is understood and agreed that this Section 13.4 is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

13.5 Entire Agreement; Modifications.  This Agreement including the Exhibits attached hereto, each of which is hereby incorporated and made part of in this Agreement by reference, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understanding, promises and representations, whether written or oral, with respect thereto.  Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein.  No amendment or modification of this Agreement will be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

13.6 Relationship of the Parties.  It is expressly agreed that the Parties’ relationship under this Agreement is strictly one of a pure contract relationship between Symbioscience and Calithera, and that this Agreement does not create or constitute a partnership, joint venture, or agency.  Neither Party will have the authority to make any statements, representations or commitments of any kind, or to take any action, which will be binding (or purport to be binding) on the other.

13.7 Waiver.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  The waiver by either Party hereto of any right hereunder or of claims based on the failure to perform or a breach by the other Party will not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

13.8 Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

13.9 No Benefit to Third Parties.  The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they will not be construed as conferring any rights on any other parties.

13.10 Further Assurance.  Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

13.11 English Language.  This Agreement has been written and executed in the English language as used in the United States of America and will be interpreted in accordance with the English language as used in the United States of America.  Any translation by a Party into any other language will not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version will control.

13.12 No Drafting Party.  This Agreement has been submitted to the scrutiny of, and has been negotiated by, both Parties and their counsel, and will be given a fair and reasonable interpretation in accordance with its terms, without consideration or weight being given to any such terms having been drafted by any Party or its counsel.  No rule of strict construction will be applied against either Party.

13.13 Construction.  Except where the context otherwise requires, wherever used, the use of any gender will be applicable to all genders and the word “or” is used in the inclusive sense (and/or).  The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein means including, without limiting the generality of any description preceding such term. The word “any” will mean “any” unless otherwise clearly indicated by context.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document refer to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any laws refer to such laws as from time to time enacted, repealed or amended, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof, and (d) all references herein to Sections and Exhibits, unless otherwise specifically provided, refer to the Sections and Exhibits of this Agreement.

[Remainder of page intentionally left blank.  Signature page follows.]

20.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

In Witness Whereof, the Parties have executed this Agreement by their respective authorized representatives as of the date first written above.

Mars, Inc. (through its division Mars Symbioscience)

By:	/s/ Frank Mars

Name:	Frank Mars

Title:	President - MSS

Calithera Biosciences, Inc.

By:	/s/ Susan Molineaux

Name:	Susan Molineaux, Ph.D.

Title:	President & CEO

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit A

Licensed Patents

TITLE	COUNTRY	APPLICATION No.	DATE FILED	STATUS	SLW Ref.
[*]	[*]	[*]	[*]	[*]	[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit B

Examples of Proportional Net Sales Milestone Payments

1)	In 2020 there is one Tier 1 Product with total annual net sales of $[*]
a.	The milestone payment will be $[*]
2)

In 2022 there are two Licensed Products, one is the Tier 1 Product with annual net sales of $[*] and the other is a Tier 2 Product with $[*] annual net sales.  In total, there are $[*] of annual net sales, triggering the milestone, but the payment is proportional to the contribution of each product:

a.	The Tier 1 Product contributes $[*] of the $[*] total net sales milestone objective ([*]), so the associated $[*] payment is reduced proportionally: $[*] * [*] = $[*]
b.	The Tier 2 Product contributes $[*] of the $[*] total net sales milestone objective ([*]), so the $[*] payment is reduced proportionally: $[*] * [*] = $[*]
➢	The total milestone payment would be = $[*] + $[*] = $[*]
3)	In 2024 there are three Licensed Products, one the Tier 1 Product ($[*] net sales), Tier 2 Product-A ($[*] net sales) and Tier 2 Product-B ($[*] net sales).
a.	The Tier 1 Product would contribute: [*] * $[*] = $[*]
b.	The Tier 2 Product-A would contribute: [*] * $[*] = $[*]
c.	The Tier 2 Product-B would contribute: [*] * $[*] = $[*]
➢	The total milestone payment would be = $[*] + $[*] + $[*] = $[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit C

Press release

Calithera Biosciences Gains Exclusive, Worldwide License to Mars Symbioscience’s Arginase Inhibitors

South San Francisco, Calif., Dec.9, 2014 (GLOBE NEWSWIRE)-- Calithera Biosciences, Inc. (NASDAQ:CALA) announced today the signing of an exclusive global license agreement with Mars Symbioscience (“Symbioscience”), a division of Mars, Incorporated, granting Calithera rights to research, develop and commercialize Symbioscience’s portfolio of arginase inhibitors, discovered as part of Mars’ cocoa flavanol research program, for use in human healthcare. Symbioscience’s preclinical arginase inhibitor program will enhance Calithera’s efforts to submit an Investigational New Drug application for an arginase inhibitor with the FDA for the treatment of cancer near the end of 2015.

"We believe that drugs targeting immuno-oncology and tumor metabolism pathways have the potential to be transformational in the treatment of cancer, and at Calithera, we are dedicated to researching and developing potential first-in-class therapies that could significantly advance these promising fields of research," said Susan M. Molineaux, PhD, President and CEO, Calithera Biosciences. "I am particularly excited about this agreement because we believe we can apply our core expertise in tumor biology to rapidly advance Symbioscience’s potent and selective small-molecule arginase inhibitors into the clinic to develop a first-in-class immuno-oncology therapy for cancer patients.”

Under the terms of the agreement, Calithera will obtain exclusive, worldwide rights to Symbioscience’s arginase inhibitors for drug research, development and commercialization.  Symbioscience will receive an upfront payment and will be eligible to receive future development and commercialization milestones as well as royalties on sales of approved products.

About Tumor Immunology and Arginase Inhibitors

The field of tumor immunology is focused on developing agents that activate the body’s own immune system to attack and kill tumors. Calithera’s preclinical program in tumor immunology is focused on developing selective inhibitors of the enzyme arginase, an enzyme produced by myeloid derived suppressor cells in the tumor microenvironment that depletes arginine, a naturally occurring amino acid that is critical for the activation, growth and survival of the body’s cancer-fighting cytotoxic T cells. Depletion of arginine due to elevated levels of arginase has been observed in renal cell carcinoma and acute myeloid leukemia patients. By inhibiting arginase, it may be possible to restore the tumor killing activity of cytotoxic T cells by preventing the depletion of arginine.  Symbioscience has discovered novel compounds that selectively and potently inhibit arginase activity which may have therapeutic potential in the treatment of cancer.

About Calithera Biosciences

Calithera Biosciences is a clinical-stage company focused on discovering and developing novel small molecule drugs directed against tumor metabolism and tumor immunology.  Calithera's lead clinical candidate, CB-839, is a first-in-class inhibitor of glutaminase, a critical enzyme in tumor metabolism, and is currently being tested in patients with solid and hematological cancers.  Calithera Biosciences is headquartered in South San Francisco.  For more information about Calithera Biosciences, please visit www.calithera.com.

About Mars Symbioscience

Mars Symbioscience is a technology-based health and life sciences business focused on evidence-based product development. First established in 2005, Mars Symbioscience acts as an incubator for business ideas generated throughout Mars business segments.  Pioneering some of the most innovative and breakthrough fundamental scientific research, Symbioscience is developing solutions that translate science into products which have a positive impact on people, pets and the planet.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Forward-Looking Statements

This news release contains forward-looking statements by Calithera that involve risks and uncertainties. These statements include those related to the potential of Calithera to rapidly move Symbioscience’s potent and selective small molecule arginase inhibitors into the clinic to develop a first-in-class immuno-oncology therapy for cancer patients and that drugs targeting immuno-oncology; that the inhibition of arginase activity may have therapeutic potential in the treatment of cancer; and the potential of tumor metabolism pathways to be transformational in the treatment of cancer. Actual results may differ from Calithera’s expectations and important factors that could cause actual results to differ materially. Calithera’s arginase program or other potential product candidates that Calithera develops may not progress through clinical development or receive required regulatory approvals within expected timelines or at all.  In addition, clinical trials may not confirm any safety, potency or other product characteristics described or assumed in this press release. Such product candidates may not be beneficial to patients or successfully commercialized. The failure to meet expectations with respect to any of the foregoing matters may have a negative effect on Calithera’s stock price. Additional information concerning these and other risk factors affecting Calithera’s business can be found in Calithera’s filings with the Securities and Exchange Commission at www.sec.gov. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, Calithera disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

SOURCE: Calithera Biosciences, Incorporated

CONTACT:

Investor Contact:

Jennifer McNealey

ir@Calithera.com

650-870-1071

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.